ZALICUS INITIATES PHASE 1 CLINICAL TRIAL OF Z160

- Final Formulation Selection and Phase 2 Initiation Planned for 2012 –

Cambridge, MA – December 5, 2011 – Zalicus Inc. (NASDAQ: ZLCS) a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases today announced the initiation of a Phase 1 clinical trial evaluating the pharmacokinetics and safety of a new formulation of Z160 (formerly NMED-160), a novel oral N-type calcium channel blocker. Z160 has been reformulated with multiple state-of-the-art delivery techniques to address previous solubility and bioavailability issues. Zalicus plans to run Phase 1 human pharmacokinetic and safety studies with these formulations during the remainder of 2011 and into early 2012. Based on this pharmacokinetic and safety data, Zalicus plans to select the best formulation to advance into Phase 2 clinical development in 2012. A previous formulation of Z160 has been studied in clinical trials of over 200 subjects and was well tolerated.

“Zalicus is a leader in the field of ion channel research and development and we look forward to completing these Phase 1 studies evaluating our new Z160 formulations, and should they prove successful, moving quickly into Phase 2 development for pain in 2012,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective ion channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z160 and its formulation, its potential and Zalicus’s plans for its clinical development, the Zalicus selective ion channel modulation technology, and related preclinical product candidates, Zalicus’s combination drug discovery technology, cHTS, and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’s product candidates, particularly including risks relating to formulation and clinical development of Z160, the unproven nature of the Zalicus drug discovery technologies, , the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus's annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2011 Zalicus Inc. All rights reserved.

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